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                                                                   EXHIBIT 10.12

                                   ZLAND, INC.
                  BUSINESS PROGRAM FRANCHISE AGREEMENT (CANADA)
                                  -------------

1.      PARTIES

        This ZLAND, INC. BUSINESS PROGRAM FRANCHISE AGREEMENT (the "Agreement") is dated as of _______________ 19____, and is between ZLand, Inc. ("ZLand"), a Delaware corporation whose principal office is located at 27081 Aliso Creek Road, Aliso Viejo, California 92656, and ----------------------------
____________________________________ ("Franchisee"), with an address for purposes of this Agreement of ____________________________________________.

2.      NATURE AND SCOPE OF FRANCHISE

        a. ZLand has devised and continues to develop strategic Internet products and services including the ZLand PowerSuite(TM) product line of business applications, business methods, technical knowledge, commercial ideas, advertising material, marketing strategies, administrative procedures, business forms, employee training techniques, which, taken together, provide the basis for the operation of a proprietary business offering customers the ability to conduct commerce and other business activities on the Internet with minimal investment and low monthly costs. These products, ZLand's sales methods and other such information comprise the ZLand System. ZLand is the holder of intellectual property rights in certain valuable trade names, service marks and trademarks, including, without limitation, the trade names ZLand PowerSuite(TM) and ZLand(R), proprietary rights in software and proprietary rights to information relating to methods of doing business. ZLand has the right to authorise the adoption and use of the ZLand System in the territory or territories described in Attachment 1 (the "Territory").

        b. The rights granted to the Franchisee to operate the Territory are set forth in this Agreement and the accompanying attachments.

        c. The foundation of the ZLand System and the essence of this Agreement is adherence by Franchisee to ZLand's standards and policies which provide for uniform operation and service of all ZLand franchisees through the ZLand System including, but not limited to, selling only approved products and services; the use of only prescribed or approved advertising; and strict compliance with established customer service policies. Compliance by Franchisee with the foregoing standards and policies, set forth herein and in the ZLand business manuals, in conjunction with the ZLand trademarks and service marks provides the basis for the valuable good will of the ZLand System. Other material elements of this Agreement include the establishment and maintenance of a close personal working relationship with ZLand in the conduct of Franchisee's ZLand Business, Franchisee's accountability for performance of the obligations contained in this Agreement, and Franchisee's adherence to the tenets of the ZLand System.

        d. The provisions of this Agreement shall be interpreted to give effect to the intent of the parties stated in this paragraph 2 so that the Territory shall be operated in conformity to the ZLand System through strict adherence to ZLand's standards and policies as they exist now and as they may be from time to time modified.

        e. Franchisee acknowledges its understanding of ZLand's basic business policy that ZLand will grant franchises only to those individuals who will work full-time (or hire an acceptable full-time manager) in the operation of their franchised ZLand Business.

3.      FRANCHISE GRANT AND TERM.

        a. BASIC GRANT. ZLand grants to Franchisee, for a stated term, the right, licence, and privilege to operate as a ZLand franchisee, including the following rights, licences and privileges:

                (i) to adopt and use the ZLand System in the Territory;

                (ii) to advertise to the public that Franchisee is a franchisee of ZLand's;

                (iii) to adopt and use, but only in connection with the sale of those products and services which have been designated by ZLand for use in the Territory, the trade names, trademarks and service marks


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                which ZLand shall designate, from time to time, to be part of the ZLand System (the "ZLand Marks"; and

                (iv) to operate the Territory under the ZLand System from premises acceptable to ZLand (the "Premises"). ZLand shall not operate, nor authorise any other ZLand franchisee to operate, at premises physically situated within the Territory. ZLand shall not sell, nor authorise any other ZLand franchisee to sell, to accounts physically situated within the Territory. ZLand shall give all leads pertaining to ZLand business in the Territory only to Franchisee. ZLand authorises Franchisee to call on all accounts, except those that qualify as a major account as described in paragraph 9 (which sets forth the rules relating to those particular accounts) within the Territory. Franchisee shall be responsible for such account contracts and also have the right to the Gross Profits from such accountcontracts for the term of said contracts. Franchisee shall not operate from any premises physically situated outside the Territory whether it be a main office or satellite office. Franchisee shall not call on or market directly to, no matter what the method, accounts that are in another ZLand franchisee's territories or which Franchisee or Franchisee's sales people cannot 1) reasonably drive to from the Premises in the Territory and 2) reasonably provide quality service from the Premises in the Territory.

        b. TERM. The term of this Agreement shall begin on the date of execution of this Agreement and continue for seven years unless terminated prior thereto pursuant to the provisions hereof.

        c. ZLAND MARKS. ZLand hereby grants to Franchisee the right during the term hereof to use and display the ZLand Marks in accordance with the provisions contained herein and in the confidential Operations Manual, solely in connection with the operation of the Franchised Business. Franchisee acknowledges that ZLand prescribes minimum standards respecting the nature and quality of the goods and services used by Franchisee in connection with which the ZLand Marks are used. Franchisee agrees that as between ZLand and Franchisee, the ZLand Marks are the exclusive property of ZLand. Franchisee now asserts no claim and will hereafter assert no claim to any goodwill, reputation or ownership thereof by virtue of Franchisee's franchised or licenced use thereof or otherwise. It is expressly understood and agreed that ownership and title of the ZLand Marks and ZLand's manuals, bulletins, instruction sheets, forms, methods of operation and goodwill are and, as between ZLand and Franchisee, shall remain vested solely in ZLand, and the use thereof is only co-extensive with the term of this Agreement. Franchisee acknowledges that the material and information now and hereafter provided and/or revealed to Franchisee pursuant to this Agreement (including in particular, but without limitation, the contents of the Confidential Operations Manual) are confidential trade secrets of ZLand and are revealed in confidence, and Franchisee expressly agrees to keep and respect the confidences so reposed, both during the term of this Agreement and thereafter. Franchisee agrees to be responsible for and supervise all of its principals, officers, directors, partners, employees and agents in order to insure the proper use of the ZLand Marks in compliance with this Agreement. Franchisee shall use the ZLand Marks solely in connection with the Franchised Business and shall not use or display the ZLand Marks in connection with the operation of any business, the performance of any other service or the conduct of any activity outside the scope of the Franchised Business. Franchisee shall use the ZLand Marks only in connection with the Franchised Business and agrees that all of Franchisee's use under this Agreement inures to the benefit of ZLand. Nothing herein shall give Franchisee any right, title or interest in or to any of the ZLand Marks, except a mere privilege and licence during the term hereof to display and use the same strictly according to the limitations provided in this Agreement and the Confidential Operations Manual. If required by applicable law, Franchisee agrees to join with ZLand in any application to enter Franchisee as a registered or permitted user, or the like, of the ZLand Marks with any appropriate governmental agency or entity. Upon termination of this Agreement for any reason whatsoever, ZLand may immediately apply to cancel Franchisee's status as a registered or permitted user and Franchisee shall consent in writing to the cancellation and shall join in any cancellation petition. The expense of any of the foregoing recording activities shall be borne by Franchisee.

        d. USE AND MODIFICATION OF ZLAND MARKS. In connection with the operation of the Franchised Business, Franchisee agrees that at all times and in all advertising, promotions, signs and other display materials, on its letterheads, business forms, and at the Premises and other authorised business sites, in all of its business dealings related thereto and to the general public, it will identify the Franchised Business in such form, size and style as prescribed in the Confidential Operations Manual using a business name approved by ZLand. Franchisee shall file and keep current a "Fictitious Business Name Statement" (or similar document) with respect to its business name in the county or other jurisdiction in which Franchisee is conducting business and at such other places as may be required by law. Prior to commencing business under the ZLand Marks, Franchisee shall supply evidence satisfactory to ZLand that Franchisee


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has complied with relevant laws regarding the use of fictitious or assumed names. Franchisee further agrees that it will not identify itself as (i) ZLand,
(ii) the owner of the ZLand Marks, (iii) a subsidiary, parent, division, shareholder, partner, consultant, joint venturer, agent or employee of ZLand or the owner of the ZLand Marks, (iv) a licencee of ZLand for a geographical area greater than the Territory licenced hereunder, or (v) any of ZLand's other franchisees. If Franchisee is a corporation, Franchisee shall not use the ZLand Marks in its corporate name. ZLand may add to, substitute or modify any or all of the ZLand Marks from time to time, by directive in the Confidential Operations Manual. Franchisee shall accept, use, display, or cease using, as may be applicable, the ZLand Marks, including but not limited to, any such modified or additional trade names, trademarks, service marks, logo types and commercial symbols, and shall within 30 days of receiving notification, commence to implement such changes and use its best efforts to complete such changes as soon as practicable.

        e. USE OF OTHER TRADEMARKS. Franchisee shall not use or display or permit the use or display of trademarks, trade names, service marks, insignias or logo types other than the Assumed Name and other trademarks and service marks approved for use by ZLand (i) in any advertisement that contains the words "ZLand" or any other ZLand Marks, (ii) in or on any Premises or place of business of Franchisee in any manner that is reasonably visible from outside such Premises or place of business, (iii) in any computer system used at any Premisesor place of business of Franchisee, (iv) in answering telephones at the Premises or otherwise in connection with the Franchised Business, in any manner that could lead any person to believe that such other trademarks, trade names, service marks, insignias or logo types or the products or services with which they are associated are owned or offered by ZLand or its affiliates, except as otherwise expressly permitted herein or in the Confidential Operations Manual.

        f. INFRINGEMENT CLAIMS AND DEFENCE OF ZLAND MARKS. If Franchisee receives notice or otherwise becomes aware of any claim, suit or demand against it by any party other than ZLand on account of any alleged infringement, unfair competition or similar matter arising from its use of the ZLand Marks in accordance with the terms of this Agreement, Franchisee shall promptly notify ZLand of any such claim, suit or demand. Franchisee shall have no power, right or authority to settle or compromise any such claim, suit or demand by a third party without the prior written consent of ZLand. ZLand is obligated to protect and defend the integrity of the ZLand Marks, including the right of Franchisee to conduct the Franchise Business under the ZLand Marks. In its sole discretion, ZLand shall determine whether to defend, compromise or settle in its discretion any such claim, suit or demand at ZLand's cost and expense, using attorneys selected by ZLand or the owner of the ZLand Marks, and Franchisee agrees to cooperate fully in such matter, at no cost or expense to Franchisee (except if the claim, suit or demand arises as a result of action or inaction or gross negligence of Franchisee). ZLand shall have the sole discretion to determine whether a similar trademark or service mark being used by a third party is confusingly similar to the ZLand Marks being used by Franchisee and whether and what subsequent action, if any, should be undertaken with respect to such similar trademark or service mark.

4. SUCCESSOR FRANCHISE. Franchisee shall have the right to a successor franchise for the Territory as described in this Agreement provided Franchisee meets all the requirements set forth in this section below. Franchisee understands and acknowledges that any such successor franchise shall be on the then-current terms set forth in the then-current standard ZLand franchise agreement, which may be substantially different from the terms contained herein. Franchisee must give written notice that it wishes to apply for a successor ZLand franchise not less than six months, but not more than 12 months, prior to the expiration of this Agreement.

        a. A successor franchise shall be granted to Franchise if Franchisee meets all of the conditions and requirements set forth below:

                1) Pay a fee equal to 25% of the then-current Franchise Fee or $7,500, whichever is greater, along with the notice and application for the successor franchise. In the event that the successor franchise is not granted, this fee will be returned, less any costs associated with processing the application;

                2) Bring the Premises and Territory into full compliance with this Agreement and all other agreements with ZLand;

                3) Bring the Premises and Territory and Franchisee's operations into full compliance with the specifications and standards then applicable for new ZLand franchisees and present evidence satisfactory to ZLand thereof;


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                4) Satisfy all monetary obligations owed to ZLand;

                5) Execute a mutual release with ZLand as to all claims, liabilities and/or obligations, of any nature whatsoever, however arising, known or unknown, relating to the Territory or any other franchise territory or contract with ZLand;

                6) Comply with ZLand's then-current qualification and training requirements for which Franchisee shall be responsible for all retraining costs, travel, meals, lodging and other expenses of Franchisee's personnel; and

                7) Upon approval of Franchisee's application for successor franchise, sign the then current ZLand Franchise Agreement.

5. COMMENCEMENT DATE. The Commencement Date will be the earlier of 90 days after the signing of this Agreement or the date when Franchisee satisfactorily completes the initial training session. Franchisee shall not begin operation of the Territory until satisfactory completion of the initial training session.

6. GENERAL SERVICES OF ZLAND. ZLand shall advise and consult with Franchisee periodically in connection with the operation of the Territory and also, upon Franchisee's request, at other reasonable times. ZLand shall communicate to Franchisee its know-how, new developments, techniques and improvements in areas of sales, product development and services which are pertinent to the operation of a Territory using the ZLand System. The communications shall be accomplished via online, telephonic or face-to-face discussions, online reports, seminars or mailings, and training sessions. ZLand shall also make available to Franchisee all additional services, facilities, rights and privileges relating to the operation of the Territory, which ZLand makes generally available, from time to time, to all its franchisees operating territories.

7. CUSTOMER BILLING SERVICES OF ZLAND. ZLand provides a centralised billing service. All products and services, whether or not obtained from ZLand or ZLand affiliates, offered or otherwise provided by Franchisee and/or any similar businesses must be billed to the customer through our centralised billing service. Failure to comply with this paragraph 7 may result in the assessment of a royalty of 15% of the retail price of all such products and services being charged to Franchisee, which Franchisee shall pay within ten days of receipt of ZLand's invoice for the same.

8. SALES OUTSIDE OF YOUR TERRITORY. Franchisee shall not sell to any accounts physically located within the territory of another ZLand franchisee. However, Franchisee may sell to accounts not physically located within the territory of another ZLand franchisee for so long as the territory remains unoccupied under the following restrictions:

        a. ACCOUNT OWNERSHIP. In the event that a previously unoccupied territory is sold, all new account contracts and or renewal of existing contracts in that territory shall be owned by the new territory owner. Pre-existing contracts in the territory shall remain with the selling franchise owner for the term (not renewal terms) of the existing contract with that customer.

        b. OUTSIDE TERRITORY SALES MAXIMUM. If and when the Gross Sales in a particular territory which Franchisee does not currently have ZLand franchise rights to reach an aggregate of $150,000 (including one time and recurring fees), Franchisee shall have 60 days to decide to purchase ZLand franchise rights to said territory. If Franchisee does not purchase said territory within the 60 day period, all accounts in said territory (including pre-existing contracted accounts) shall automatically switch to a ZLand-owned ("company owned") account status.

9. SOLICITATION AND SERVICE OF MAJOR ACCOUNTS. Major Accounts are defined as accounts in which the customer employs more than 500 employees, more than 50% of whom are employed outside of Franchisee's Territory. Due to the nature of these accounts, the involvement of more than one franchisee or ZLand may be needed to provide the customer with quality service. In order to ensure that such quality service is provided, Franchisee must apply to ZLand to get authorisation to call on such an account at which time ZLand will inform Franchisee of any existing account history of which ZLand is aware. In order to proceed with the sale or service of such an account, Franchisee must submit a marketing plan, the format of which is detailed in the business manuals, which will set forth the terms and conditions under which Franchisee propose to provide customer with service.


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ZLand will review the marketing plan and determine whether to approve, modify or disapprove it. ZLand will make its determination based on the quality of service Franchisee can reasonably provide the customer, the effect such services would have on the franchise channel, and the history of Franchisee's previously submitted plans. In the event that ZLand do not approve Franchisee's marketing plan and Franchisee wish to contest such a decision, the matter will be brought before the Franchise Advisory Board for final determination.

10. GROSS SALES. For the purposes of this Agreement, the term "Gross Sales" shall be defined as the total dollar amount of all sales (including but not limited to one time, recurring or any other types of fees) by Franchisee or any similar business.

11. GROSS PROFIT. For the purposes of this Agreement, the term "Gross Profit" shall be defined as the difference between the monies ZLand collects from the customer for any products and services provided to the customer and ZLand's costs on those products and services as established in the then current price list as specified in the business manuals.

12. BUSINESS MANUALS. Franchisee shall use a standard chart of accounts as provided in the business manuals. ZLand shall provide Franchisee with the business manuals prepared by ZLand for use by franchisees of ZLand territories similar to the Territory. Such manuals may be provided via hard copies or on-line files, at ZLand's discretion. The business manuals contain detailed information including: 1) required operational procedures; 2) sales methods; 3) bookkeeping and accounting procedures and required reports; 4) business practices and policies; and 5) other management and advertising policies. Franchisee agrees to promptly adopt and use exclusively the practices, methods and policies contained in the business manuals, now and as they may be modified by ZLand from time to time. Franchisee acknowledges that ZLand is the owner of all proprietary rights in and to the ZLand System and that information revealed in the business manuals, in their entirety, constitute confidential trade secrets. Without the prior written consent of ZLand, Franchisee shall not disclose the contents of the business manuals to any person, except employees of Franchisee, who have signed a nondisclosure agreement regarding such information, for purposes related solely to the operation of the Territory, nor shall Franchisee reprint or reproduce the manuals in whole or in part for any purpose except in connection with instruction of employees in the operation of the Territory. Such manuals, as modified by ZLand from time to time, and the policies contained therein, are incorporated in this Agreement by reference.

13. IMPROVEMENTS. Any improvements to the ZLand System or the ZLand products or services conceived, developed, or acquired by Franchisee shall be promptly disclosed in writing to ZLand, and Franchisee agrees to immediately thereon assign, and hereby does assign, its entire right, title, and interest in, to, and under such improvements including, without limitation, all intellectual property rights therein, to ZLand. Franchisee shall not implement or use any such improvements unless and until authorised to do so in writing by ZLand. Additionally, until such authorisation to implement and use is given by ZLand Franchisee shall maintain the Improvements in strict confidence.

14. ADVERTISING. Franchisee shall use only advertising and promotional materials and programs provided by ZLand or approved in advance, in writing, by ZLand. All such materials must be submitted to ZLand at least two weeks prior to their intended publication or use. The approval by ZLand of Franchisee's advertising and promotional material or the providing of such material by ZLand to Franchisee shall not, directly or indirectly, require ZLand to pay for such advertising or promotion.

        a. For local and regional advertising, Franchisee shall expend a minimum of $2,500, subject to inflation adjustment, each month on local advertising during their first year of operation of the Territory. For each annual period thereafter, Franchisee shall spend each month at least the greater of (i) 5% of Franchisee's monthly Gross Sales or (ii) $1,000, subject to "inflation adjustment" as provided in paragraph 39 hereof. Amounts paid out in excess of the minimum requirement in one month may be applied to the subsequent month's minimum requirement. Franchisee shall submit quarterly reports on the expenditure of such funds although the funds must be expended as required monthly. ZLand may in the future institute a regional advertising, publicity and marketing coop (the "Regional Marketing Coop") in which each territory shall have one vote. The Regional Marketing Coop shall create its own by-laws with ZLand's approval. Until such Regional Marketing Coop is instituted, Franchisee's expenditures of a regional nature shall be counted against their local advertising requirements.

        b. ZLand may in the future institute a national advertising, publicity and marketing fund (the "National Marketing Fund") for such advertising, advertising-related, marketing and/or public relations programs, services


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and/or materials as ZLand, in its sole discretion, deem necessary or appropriate. When instituted, the National Marketing Fund may be combined with any marketing fund otherwise established for ZLand franchisees and the funds merged for use in accordance with this Agreement. ZLand shall be have the right to use funds for regional advertising if, in its sole discretion, ZLand determines that such funds will be more effectively used in this manner. Any funds so diverted to regional advertising shall be diverted to regional advertising in the region from which they were received. For national advertising, Franchisee shall contribute each month the greater of (i) 1% of Gross Sales or (ii) $500, subject to inflation adjustment. Until such time as ZLand institutes a National Marketing Fund, in addition to and under the same terms as the amounts required by subparagraph a above, Franchisee shall be required to spend each month on local advertising the greater of (i) 1% of Gross Sales or (ii) $500, subject to inflation adjustment. By the 15th day of the month following the quarter end, Franchisee shall submit reports on the monthly expenditure of such funds during the prior three months.

15. TRAINING. Franchisee acknowledges the importance of uniform quality of business operations among all territories in the ZLand System and agrees to enroll Franchisee (or the general manager), Franchisee's sales staff, and Franchisee's production staff, present and future, in ZLand "Basic Training", which consists of the basic training required to establish such persons as qualified for their respective positions. ZLand shall make available to Franchisee the services of its training staff for Basic Training at no charge for the first year Franchisee operates the Territory. ZLand shall bear the cost of maintaining the training centre, including the overhead costs of training, staff salaries, and training materials and agrees to provide to Franchisee both basic and advanced instruction for the operation of a ZLand System territory. Franchisee shall pay all traveling, living, compensation or other expenses incurred by Franchisee and Franchisee's employees in connection with attendance to such training.

16. PERFORMANCE STANDARD. Every six months, beginning 12 months after the Commencement Date, ZLand will compare (i) Franchisee's Gross Sales (as recorded in the centralised ZLand billing system) made to accounts whose primary office is located in Franchisee's Territory with (ii) the then-current average Gross Sales of other franchisees who have a substantially similar territory as to market ("Market Type Territory"). Such then-current average Gross Sales of such Market Type Territory will be the "Applicable Standard," and this will be updated every six months. If Franchisee's Gross Sales do not equal at least 50% of the Applicable Standard at the end of any six month period, Franchise shall be notified that it has not met the Applicable Standard and it shall have six months in which to correct the situation and meet the next Applicable Standard as determined six months later. If Franchisee does not meet the next Applicable Standard, Franchisee shall have five days to indicate in writing whether or not Franchisee wishes to sell Franchisee's Territory to a third party. If Franchisee indicates that it wishes to sell its Territory, Franchisee will have 120 days after the date of such notice to complete such sale, subject to all requirements of this Agreement. Franchisee will, at the time of sale, sign a general release, in a form prescribed by ZLand, of any and all claims, liabilities and/or obligations, of any nature whatsoever, however arising, known or unknown, against ZLand. If Franchisee does not, within such five days, so advise ZLand of its wish to sell the Territory to a third party, or if no sale meeting the requirements of this Agreement takes place within such 120 days, or Franchisee wishes not to sign a general release, Franchisee's rights, and ZLand's obligations, under this Agreement will terminate immediately on mailing of written notice of termination.

17. INITIAL FEE. Franchisee acknowledges that: a) the initial grant of this Territory and Agreement constitutes the sole consideration for the payment of an Initial Fee of $30,000 per territorial area (as specified in Attachment 1) paid by Franchisee to ZLand; and b) the fee has been earned by ZLand (except where Franchisee, or Franchisee's designated general manager, has not successfully completed ZLand's Basic Training). If Franchisee, or Franchisee's designated general manager, has not successfully completed ZLand's Basic Training, Franchisee shall be refunded the Initial Fee minus ZLand's costs for such training and this Agreement will be terminated by ZLand with no further obligation by either party.

18. REPORTS. By the close of business every Friday, Franchisee shall coordinate/replicate those databases described in the business manuals with the ZLand System master databases, in the manner specified by ZLand in the business manuals. Franchisee shall submit the reports relating to the above databases specified by ZLand in the business manuals. On or before the 15th day of the month following the quarter end, Franchisee shall submit, in such form as ZLand shall reasonably require from time to time and as described in the business manuals, the financial reports showing the income and expenses of the Territory. Franchisee shall keep and preserve full and complete records of Gross Sales for at least three years in a manner and form satisfactory to ZLand and shall also deliver such additional financial, operating and other information and reports as ZLand may reasonably request on the forms and in the manner prescribed by ZLand. Franchisee further agrees to submit within 90 days following the


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close of each fiscal year of the Territory operation, a profit and loss statement covering operations during such fiscal year and a balance sheet taken as of the close of such fiscal year, all prepared in accordance with generally accepted accounting principles and ZLand requirements as described in the business manuals. If ZLand shall request certification, a public accountant shall certify the profit and loss statement and the balance sheet, if any, and consult with ZLand concerning such statement and balance sheet. The original of each such report required by this paragraph 18 shall be mailed to ZLand at the address indicated in paragraph 33 herein.

        ZLand shall have the right, at its expense, to inspect and/or audit Franchisee's accounts, books, database data, records and tax returns at all times to insure that Franchisee is complying with the terms of this Agreement. Franchisee shall have the right, at its expense and at any time, to inspect or cause to be inspected any and all records of their Territory, which are stored on-line. Franchisee shall also have the right, at its expense and at any time during business hours, to inspect and audit, or cause to be inspected and audited, accounting and sales records which relate to the operation of their Territory. If such inspection discloses that Gross Sales actually exceeded the amount reported by Franchisee as Gross Sales by an amount equal to 5% or more of Gross Sales originally reported to ZLand, Franchisee shall bear the cost of such inspection and audit. If such inspection discloses that Gross Profits actually exceeded the amount reported by ZLand to Franchisee by an amount equal to 5% or more of Gross Profits originally reported to Franchisee, ZLand shall bear the cost of such inspection and audit.

19.     RESTRICTIONS. Franchisee agrees and covenants as follows:

        a. During the term of this Agreement, Franchisee shall not, without the prior written consent of ZLand, directly or indirectly, engage in, acquire any financial or beneficial interest (including interests in corporations, partnerships or trusts, unincorporated associations and joint ventures) in, or become a part of any business which is similar to the franchise granted in this Agreement.

        b. For a period of 18 months after termination of this Agreement for any reason or the sale of the Territory, Franchisee shall not directly or indirectly, engage in or acquire any financial or beneficial interest (including interests in corporations, partnerships or trusts, unincorporated associations and joint ventures) in, or become a part of any business which is similar to the franchise granted under this Agreement.

        c. Franchisee shall not appropriate, use, or duplicate the ZLand System, or any portion thereof, for use in any other business or other similar business.

        d. Franchisee shall not disclose or reveal any portion of the ZLand System to a non-franchisee other than to Franchisee's employees as an incident of their training.

        e. Franchisee shall acquire no right to use, or to licence the use of, any name, mark or other intellectual property right granted or to be granted herein, except in connection with the operation of the Territory and then only so long as Franchisee is compliance with this Agreement.

        f. Franchisee shall not use any name, mark or other intellectual property granted or to be granted herein, except in connection with the operation of the Territory and as specified in the business manuals;

        The restrictions contained in subsections (a) and (b) of this paragraph 19 shall not apply to persons who own less than 2% of the shares of a company whose shares are listed and traded on a national or regional securities exchange.

20. COMPLIANCE WITH ENTIRE SYSTEM. Franchisee acknowledges that every component of the ZLand System is important to ZLand and to the operation of the Territory as a ZLand franchise, including a designated product list, uniformity of service, sales methods, and quality of service.

        ZLand shall have the right to inspect the Territory at all reasonable times to ensure that Franchisee's operation thereof is in compliance with the standards and policies of the ZLand System.

        Franchisee shall comply with the entire ZLand System, including, but not limited to, the following:

        a. Operate the Territory in a professional manner; comply with all business policies, practices and procedures established by ZLand; sell through the Territory only the products and services now and hereafter designated by ZLand; and maintain the quality of service in compliance with designated standards as may be prescribed from time to time by ZLand.

        b. Purchase computer hardware and software in accordance with the equipment specifications designated by ZLand, and, promptly after notice from ZLand that the Territory needs such equipment, cause the installation thereof;

        c. Operate the Territory from the Premises, which must conform to site requirements contained in the business manuals;

        d. Have an answer on Franchisee's ZLand business telephone lines during all hours, business or non-business hours, as described in the business manuals; and

        e. Obtain a signed Non-Disclosure and Non-Competition Agreement for each of their affiliates, paid employees or non-paid workers within ten days after the affiliate or employee assumes that status with Franchisee;

21. BEST EFFORTS. Franchisee shall diligently and fully exploit the rights granted in this Agreement by personally devoting full time and best efforts. In the event that Franchisee hires a general manager to operate the Territory or more than one individual, a corporation, or a partnership has executed this Agreement as Franchisee, then
_______________________________________________________ shall personally devote full time and best efforts to the operation of the Territory. Franchisee shall keep from conflicting enterprises or any other activities which would be detrimental to or interfere with the business of the Territory.

22. FRANCHISE OWNERS ASSOCIATIONS. ZLand Franchisees may establish one or more associations and/or sub-associations of ZLand franchisees, to be known collectively as the ZLand Franchise Owners Association ("ZFOA"). ZFOA may adopt its own rules, regulations and procedures, provided they do not conflict with any provision of this Agreement.

23. INTERFERENCE WITH EMPLOYMENT RELATIONS OF OTHERS. During the term of this Agreement, Franchisee shall not employ or seek to employ any person who is at the time employed by ZLand, any of its subsidiaries, or by any person who is at the time operating a ZLand franchise or otherwise induce, directly or indirectly, such person to leave such employment. This paragraph 23 shall not be violated if such person has left the employ of any of the foregoing parties for a period in excess of six months.

24. ASSIGNMENT. Franchisee shall not assign or otherwise transfer in whole or in part (whether voluntarily or by operation of law) directly, indirectly, or contingently Franchisee's interest in this Agreement without the prior written consent of ZLand, which consent shall not be withheld unreasonably. In the event that ZLand grants such written consent, any such assignment or transfer shall comply with the terms set forth below in this paragraph 24 and shall require payment to ZLand of a transfer fee of $4,000 plus 25% of the initial fee specified in paragraph 17 unless otherwise noted below.

        a. DEATH OR PERMANENT INCAPACITY OF FRANCHISEE. Upon the death or permanent incapacity of Franchisee, the interest of Franchisee in this Territory may be assigned either pursuant to the terms of sub-paragraph (d) herein or to one or more of the following persons: Franchisee's spouse, heirs, or nearest relatives by blood or marriage, subject to the following conditions: (i) such person shall meet the then current requirements and pass the then current testing and interviewing process for new franchise applicants, and (ii) such person shall also execute an agreement by which the person personally assumes full and unconditional liability for and agrees to perform all the terms and conditions of this Agreement to the same extent as the original Franchisee. If such person cannot meet the above conditions, ZLand shall have the option to operate and/or manage the Territory on behalf of Franchisee or of Franchisee's estate until the deceased or incapacitated Franchisee's interest is transferred to another party acceptable to ZLand in accordance with the terms and conditions of this Agreement. However, in no event shall ZLand operate and manage the Territory for a period in excess of 12 full calendar months without the consent of Franchisee or Franchisee's estate. In the event that ZLand so operates and/or manages the Territory, ZLand shall make a complete account to and return the net income from such operation to the Franchisee or to the Franchisee's estate, less a reasonable management fee and expenses. If the disposition of the Territory to a party acceptable to ZLand has not taken place within 12 months from the date that ZLand has commenced the operation or management of the

Territory on behalf of the deceased or incapacitated Franchisee, then ZLand shall have the option to purchase the Territory at fair market value for cash or its common stock at its option.

        b. ASSIGNMENT TO FRANCHISEE'S CORPORATION. ZLand shall, upon Franchisee's compliance with such requirements as may from time to time be prescribed by ZLand, including a Stockholders Agreement in the form prescribed by ZLand, consent to an assignment to a corporation whose shares are wholly owned and controlled by Franchisee. The corporate name of the corporation shall not include any of the names or trademarks granted by this Agreement. In the event of such a transfer, the transfer fee shall be waived. Any subsequent assignment or transfer, either voluntarily or by operation of law, of all or any part of said shares shall be made in compliance with the terms and conditions set forth in sub-paragraph (a) and (b) herein.

        c. SUBLICENSE OF TERRITORY TO SUBFRANCHISEE. Franchisee may subfranchise any of the territories licensed to it by ZLand hereunder to one or more subfranchisees; provided that the subfranchisee executes a Franchise Agreement that is substantially the same as this Agreement and provided further that the subfranchisee shall not have the right to sub-subfranchise its rights in accordance with this subparagraph 24.b. No transfer fee (as provided above in this paragraph 24) shall be payable, and the provisions of subparagraph 24.e. below shall be inapplicable, in respect of any subfranchise of one or more territories.

        d. OTHER ASSIGNMENT. In addition to any assignments or contingent assignments contemplated by the terms of sub-paragraphs (a), (b) or (c) of this paragraph 24, Franchisee shall not sell, transfer or assign this Territory or Agreement to any person or persons without ZLand's prior written consent. Such consent shall not be unreasonably withheld. In the event that any transfer under this section is made to an existing ZLand franchisee, the transfer fee shall be waived. In determining whether to grant or withhold such consent, ZLand shall consider for each prospective transferee, by way of illustration, the following:
(i) work experience and aptitude, (ii) financial background, (iii) character,
(iv) ability to personally devote full time and best efforts to managing the Territory, (v) residence in the locality of the Territory, (vi) equity interest in the Territory, (vii) conflicting interests, (viii) willingness to sign the then current Agreement, and (ix) such other criteria and conditions as ZLand shall then apply in the case of an application for a new franchise to operate a ZLand franchise. ZLand's consent shall also be conditioned upon each transferee's execution of an agreement by which transferee personally assumes full and unconditional liability for and agrees to perform from the date of such transfer all obligations, covenants and agreements contained in this Agreement to the same extent as if transferee had been an original party to this Agreement. Franchisee-transferor shall continue to remain personally liable for all affirmative obligations, covenants and agreements contained herein for the full term of this Agreement unless Franchisee-transferor executes a mutual release of all claims known and unknown with ZLand, in a form satisfactory to ZLand, at the time of the transfer.

        e. FIRST OPTION TO PURCHASE. At least 20 days prior to the proposed effective date, Franchisee or Franchisee's representative shall give ZLand written notice of intent to sell or otherwise transfer this Territory or Agreement pursuant to sub-paragraph (d) of this paragraph 23. The notice shall set forth the name and address of the proposed purchaser and all the terms and conditions of any offer. ZLand shall have the first option to purchase the Territory by giving written notice to Franchisee of its intention to purchase on the same terms as the offer within ten days following ZLand's receipt of such notice. However, if ZLand fails to exercise its option and the Territory is not subsequently sold to the proposed purchaser for any reason, ZLand shall continue to have, upon the same conditions, a first option to purchase the Territory upon the terms and conditions of any subsequent offer.

25. FRANCHISEE NOT AN AGENT OF ZLAND. Franchisee shall have no authority, express or implied, to act as agent of ZLand or any of its affiliates for any purpose. Franchisee is, and shall remain, an independent contractor responsible for all obligations and liabilities of, and for all loss or damage to, the Territory and its business and for all claims or demands based on damage or destruction of property or based on injury, illness or death of any person or persons, directly or indirectly, resulting from the operation of the Territory. Further, Franchisee and ZLand is not and do not intend to be partners, associates, or joint employers in any way and ZLand shall not be construed to be jointly liable for any acts or omissions of Franchisee under any circumstances.

26. INSURANCE. Franchisee shall, at all times during the term of this Agreement, and for a period of three years thereafter, maintain insurance to protect ZLand and its successors from the claims, losses and liabilities for which Franchisee is obligated to protect, defend, hold harmless, and indemnify ZLand and its successors pursuant to this

Agreement including, but not limited to, (i) claims under Worker's Compensation and State Disability Acts; (ii) claims for damages because of bodily injury, sickness, disease or death of any of Franchisee's employees or of any other person which arises out of any act or omission by Franchisee, Franchisee's employees or agents; (iii) claims for damages because of injury to or destruction of tangible property, including loss of use resulting therefrom, which arise out of any act or omission of Franchisee, Franchisee's employees or agents; and (iv) product liability claims arising out of Franchisee's manufacture, marketing, use, distribution or sale of any products or services. The insurance maintained by Franchisee shall include a general liability insurance policy in an amount of at least $1,000,000 or in such greater amounts as ZLand may from time to time reasonably require. Such policies shall name ZLand as an additional insured. Such policies shall provide that the same may not be canceled or modified without 30 days prior notice to ZLand. Each time any such policy is issued or renewed, Franchisee shall furnish ZLand with a certificate of insurance showing ZLand as an additional insured and indicating that such policy may not be canceled or modified without 30 days prior notice to ZLand. In addition, if requested by ZLand, Franchisee shall furnish ZLand with a complete copy of each such policy. If such a policy is not obtained, Franchisee authorise ZLand to obtain such a policy and charge any and all amounts incurred to Franchisee and deduct said amount from any amounts then due from ZLand to Franchisee. ZLand shall, for the duration of this Agreement, maintain a general business liability insurance policy in the amount of at least $1,000,000 or in such greater amounts as ZLand may from time to time consider necessary.

27. TERMINATION BY FRANCHISEE. Franchisee may terminate this Agreement by giving ZLand 90 days written notice and sign a general release, in form prescribed by ZLand, of any and all claims, liabilities and/or obligations, of any nature whatsoever, however arising, known or unknown, against ZLand.

28. IMMEDIATE TERMINATION BY ZLAND. The parties agree that the occurrence of any of the following events shall constitute a material breach of this Agreement and violate the essence of Franchisee's obligations. In the event that any of the following events occur, ZLand may, at its election and without prejudice to any of its other rights or remedies at law or in equity, immediately terminate this Agreement upon written notice of such election to Franchisee:

        a. Except as otherwise required by the United States Bankruptcy Code, if Franchisee becomes insolvent, is adjudicated a bankrupt or files or has filed against them a petition in bankruptcy, reorganisation or similar proceeding;

        b. If Franchisee is convicted of a felony or any criminal misconduct;

        c. If Franchisee or any affiliates bills any customer directly for any products and services;

        d. If Franchisee begins operation of their Territory without satisfactorily completing the initial training;

        e. If Franchisee has been in default (even if cured and whether or not for the same reason) more than three times in any one year period; or

        f. If Franchisee files any legal action (including arbitration) against ZLand and/or any related entities and does not receive a final judgment or award substantially in their favor on the merits.

29. NOTICED TERMINATION BY ZLAND. The parties agree that the occurrence of any of the following events shall constitute a material breach of this Agreement and, without prejudice to any of its other rights or remedies at law or in equity, ZLand at its election, may terminate this Agreement upon the occurrence of any of the following events with 30 days written notice if the notified breach has not been cured within the 30 day notice period:

        a. If Franchisee fails to submit to ZLand in a timely manner any information Franchisee is required to submit under this Agreement and/or the business manuals;

        b. If Franchisee fails to begin operation of the Territory within 90 days of the Commencement Date of this Agreement, or if Franchisee fails to operate their Territory in accordance with the business manuals;

        c. If Franchisee owns or operates any unauthorised Territory or sells, distributes or offers for sale outside of their Territory any other products or services without ZLand's written approval;

        d. If Franchisee fails to make any payment when due under this Agreement, the business manuals or any other agreement between Franchisee and ZLand or any affiliate;

        e. If Franchisee fails to make the required advertising expenditures when required under this Agreement, the business manuals or any other agreement between Franchisee and ZLand or any affiliate;

        f. If Franchisee misuses the trade name, trademarks or service marks, or the ZLand System or engages in conduct which reflects materially and unfavorably upon the goodwill associated with them or if Franchisee uses in a ZLand Territory business any names, marks, systems, logotypes or symbols that ZLand has not authorised Franchisee to use;

        g. If Franchisee or any affiliates have any direct or indirect interest in the ownership or operation of any business that is confusingly similar to a ZLand Territory business or uses the ZLand System or any trade names, trademarks or service marks associated therewith;

        h. If Franchisee fails to obtain a signed Non-Disclosure and Non-Competition Agreement for each of their affiliates, paid employees or non-paid workers within ten days after the affiliate or employee assumes that status with Franchisee;

        i. If Franchisee attempts to assign their rights under this Agreement in any manner not authorised by this Agreement;

        j. If Franchisee or any affiliates have made any material misrepresentation in connection with the acquisition of the Territory to induce ZLand to enter into this Agreement;

        k. If Franchisee acts without ZLand's prior approval or consent in regard to a matter for which ZLand's prior approval or consent is expressly required by this Agreement and/or the business manuals;

        l. If Franchisee, their general manager or their employees fail to answer the Territory's business telephone line for a period of three consecutive business days, exclusive of weekends and Federal or State holidays;

        m. If Franchisee fails to permanently correct a breach of this Agreement or to meet the standards set out in the business manuals after being twice requested in writing by ZLand to correct the problem in any 12 month period;

        n. If Franchisee lists or places any unauthorised copyrighted or trademarked material or any material legally judged to be obscene, threatening, libelous or classified by the US government on ZLand's servers; or

        o. If Franchisee fails to meet the performance criteria set out in paragraph 16.

30. WITHHOLDING CONSENT TO TRANSFER. Any uncured breach of the terms of this Agreement shall be sufficient reason for ZLand to withhold approval of its consent to any assignment or transfer of Franchisee's interest in this Territory provided for herein.

31.     EFFECT OF TERMINATION BY ZLAND.

        a. In the event of any termination of this Agreement by ZLand, ZLand shall have an immediate right to enter and take possession of the Premises and Territory in order to maintain continuous operation of the Territory, to provide customers with an acceptable level of customer service, to provide for orderly change of management and disposition of personal property, and to otherwise protect ZLand's interests.

        b. Upon termination or expiration of this Agreement, Franchisee shall forthwith return to ZLand any copies of the business manuals in Franchisee's possession, together with all other material containing trade secrets, operating instructions or business practices; discontinue the use of the ZLand System and its associated trade names, service marks and trademarks or the use of any and all signs, printed or online advertising bearing the name and marks, or any reference to them; not disclose, reveal or publish all or any portion of the ZLand System; and

Franchisee shall not thereafter use any trade name, service mark or trademark similar to or likely to be confused with those of ZLand.

32. EFFECT OF WAIVERS. No waiver by ZLand or any breach or a series of breaches of this Agreement shall constitute a waiver of any subsequent breach or waiver of the terms of this Agreement.

33. NOTICES. Any notice hereunder shall be in writing and shall be delivered by personal service or by United States certified or registered mail, with postage prepaid, addressed to Franchisee at the Premises or to ZLand at 27081 Aliso Creek Road, Aliso Viejo, California 92656. Either party, by a similar written notice, may change the address to which notices shall be sent.

34. DISPUTE RESOLUTION. Both parties agree to resolve any and all claims, disputes and disagreements if the following manner:

        a. First, the matter will be discussed in a face-to-face meeting between the parties. This meeting will be held at a location reasonably convenient to Franchisee and within 30 days after either party gives written notice to the other proposing such a meeting.

        b. If the matter is not successfully resolved, it will be resolved by submission for binding arbitration in Orange County, California before and in accordance with the arbitration rules of Franchise Arbitration and Mediation Services ("FAM"); provided that if such arbitration is unable to be heard by FAM for any reason, the arbitration will be conducted before and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The fees and expenses of the arbitrator(s) and/or arbitration organisation shall be shared equally by the parties. In each case, the parties to any mediation/arbitration will execute appropriate confidentiality agreements, excepting only such public disclosures and filings as are required by law. Each participant must submit or file any claim which would constitute a compulsory counterclaim (as defined by the applicable rule under the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed in such proceeding will be forever barred.

        c. The obligation herein to mediate and/or arbitrate will not be binding on ZLand with respect to claims or issues relating primarily to (i) the validity of any trade-marks, service marks or other intellectual property of ZLand's,
(ii) ZLand's rights to obtain possession of any real and/or personal property (including any action in unlawful detainer, ejectment or otherwise) and/or (iii) ZLand's rights to receive and enforce a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief.

        d. If any party to an arbitration wishes to appeal any final award by an arbitrator (there will be no appeal of interim awards or other interim relief), that party can appeal, within 30 days of such final award, to a three arbitrator panel to be appointed by the same organisation as conducted the arbitration. The issues on appeal will be limited to the proper application of the law to the facts found at the arbitration and will not include any trial de novo or other fact-finding function. The party requesting such appeal must pay all costs and fees charged by such arbitration appeal panel and/or arbitration organisation in connection with such appeal, as well as posting any bond deemed appropriate by such arbitration organisation or arbitration appeal panel. In addition, a party requesting appeal, and who does not prevail on appeal, will pay the other party's (or parties') attorneys' fees and other costs of responding to such appeal.

        e. Each party knowingly waives all rights to trial by a court or jury, understanding that arbitration may be less formal than a court or jury trial, may use different rules of procedure and evidence and that appeal is generally less available, still strongly preferring arbitration to resolve any disputes, except as provided in subsection (d) above. Each party also waives all rights to any claims for (whether by claim, counter-claim, offset, way of defence or otherwise), punitive, exemplary, multiple, pain-and-suffering, mental distress, incidental, consequential, special, lost income and/or profits and/or similar damages under any theory whatsoever, both parties agreeing that such claims are inherently speculative and subject to abuse.

        f. If either party institutes any action against the other party to secure or protect their rights under the terms of this Agreement, in addition to any judgment entered in its favor, that party shall be entitled to recover such reasonable attorneys' fees as may be allowed by the arbitrator together with arbitration costs and expenses of such action.

35. INDEMNIFICATION. If ZLand shall be subject to any claim, demand or penalty or become a party to any suit or other judicial or administrative proceeding by reason of any claimed act or omission by Franchisee, Franchisee's employees or agents, or by reason of any act occurring on the Premises, or by reason of an omission with respect to the business or operation of the Territory, Franchisee shall indemnify and hold ZLand harmless against all judgments, settlements, penalties, and expenses, including attorneys' fees, court costs and other expenses or litigation or administrative proceeding, incurred by or imposed on ZLand in connection with the investigation or defence relating to such claim or litigation or administrative proceeding and, at the election of ZLand.

        ZLand shall indemnify and hold Franchisee harmless from all fines, suits, proceedings, claims, demands, actions, loss, damages, costs, fees (including attorney's fees and related expenses) and/or any other expense, obligation and/or liability of any kind or nature, however arising, growing out of or otherwise connected with the sale of any products and services to Franchisee by ZLand to the extent that those products and services are in violation of ZLand's warranty of such items to the customer. Additionally, ZLand will indemnify and hold Franchisee harmless from all fines, suits, proceedings, claims, demands, actions, loss, damages, costs, fees (including attorney's fees and related expenses) and/or any other expense, obligation and/or liability of any kind or nature, however arising, growing out of or otherwise connected with and/or related to the use of ZLand's patents, trademarks, trade name, and service marks, provided Franchisee is and has been at all relevant times in compliance with ZLand's standards regarding the use of such items

36. LIMITED WARRANTY. With respect to any products and services provided, approved or otherwise by ZLand, other than specific written warranties expressly provided by ZLand in connection with such items, such items are provided without any warranties, express or implied, the warranties of merchantability and fitness for a particular purpose being expressly disclaimed, nor do there exist any express or implied warranties on the part of ZLand, as to the design, condition, capacity, performance or any other aspect of such items or their material or workmanship. Any warranty or other responsibility with respect to any products and/or services or otherwise will be those of the manufacturers or service providers only.

        With respect to the products and services provided by ZLand, ZLand warrants these items only to the extent expressly set forth in the ZLand PowerSuite Sales Agreement or other standard sales agreements, provided to Franchisee for use with its customers, and under the condition that such standard sales agreements were used in connection with the sale of the products and services for which Franchisee wishes to exercise this warranty.

37. CONSTRUCTION AND SEVERABILITY. All references in this Agreement to the singular shall include the plural where applicable. If any part of this Agreement for any reason shall be declared invalid, such decision shall not affect the validity of any remaining portion, which shall remain in full force and effect. In the event that any material provision of this Agreement shall be stricken or declared invalid, ZLand shall have the right to terminate this Agreement.

38. SCOPE AND MODIFICATION OF AGREEMENT. This Agreement (including Attachment 1 and any riders hereto) constitutes the entire agreement between the parties and supersedes all prior and contemporaneous oral or written, agreements or understandings of the parties. No interpretation, change, termination or waiver of any of the provisions hereof shall be binding upon ZLand unless in writing signed by the President or Director of Franchise Licensing for ZLand, and which is specifically identified as an amendment hereto. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement shall affect the right of any party hereto to enforce any claim or right hereunder, whether or not liquidated, which occurred prior to the date of such modification, waiver, termination, rescission, discharge or cancellation.


39. INFLATION ADJUSTMENT. The term "inflation adjustment" shall refer to changes in the annual average of the Consumer Price Index for All Urban Consumers, Service Group Only, 1982-1984 = 100, published by the Bureau of Labor Statistics of the United States Department of Labor (or the highest similar future index if these figures become unavailable).

40. GOVERNING LAW. To the extent applicable, procedural and jurisdictional issues respecting arbitration of disputes under this Agreement shall be governed by the United States Arbitration Act (9 U.S.C. Section 1 et seq.). To the extent applicable, any issue involving the ZLand Marks shall be governed by the Lanham Act (15 U.S.C. Section 1051 et seq.). To the extent applicable, all issues involving (i) modification of this Agreement and (ii) non-competition covenants or obligations of either ZLand or Franchisee after termination of this Agreement shall be governed by the laws of the state in which Franchisee is domiciled. Otherwise, this Agreement and the totality of the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

41      METHOD OF PAYMENTS. Franchisee shall make all payments under this
Agreement in immediately available United States Dollars at ZLand's office listed above or at such other place and in such other manner as ZLand may direct, free of all taxes and charges of any nature other than (i) income taxes levied by the United States Government or any state, municipality or other subdivision thereof on such payments and (ii) income taxes, or taxes in the nature of income taxes, including withholding taxes, levied on by any governmental authority in Austria or any political subdivision thereof by reason of such payments. If income taxes, or taxes in the nature of income taxes, levied on by such governmental authority on any such payment are required to be withheld from such payment or otherwise collected by Franchisee and remitted to a taxing authority, Franchisee shall withhold and pay to the competent authority any such taxes or withholdings, and Franchisee's obligation to make such payment to ZLand shall be reduced by an amount in dollars equivalent to the amount of tax withheld or collected and remitted to such taxing authority, effective upon the delivery to ZLand by Franchisee of a receipt or other documentation evidencing to ZLand's satisfaction that such tax has in fact been so withheld or collected and remitted. Upon becoming aware that any such governmental authority proposes to levy or to take any action which would result in increasing income taxes, or taxes in the nature of income taxes, on any such payment, or that such a levy has been made or any such action has been taken, Franchisee shall promptly provide ZLand with a written statement of the facts known to Franchisee (failure to do so shall not be a material breach of this Agreement).

42      ADVANCE DEPOSIT. If Franchisee defaults in any obligation to make timely payment of any sums due ZLand under this Agreement three times within any period of 12 consecutive months, ZLand may require upon not less than 14 days prior written notice that Franchisee deposit with ZLand an amount equal to the total of all amounts that became payable from Franchisee to ZLand under this Agreement during any 30-day period designated by ZLand and occurring within the six months preceding such notice ("Advance Deposit"). ZLand shall hold the Advance Deposit in its general funds but shall keep a separate accounting thereof, without allowance for interest, for a period of six months following the date of creation of the Advance Deposit, provided that if Franchisee shall default in any obligation to make timely payment of any sums due ZLand under this Agreement during such period, ZLand shall hold the Advance Deposit for a period of six months following the date of Franchisee's latest default. If Franchisee defaults in its obligations to pay any sums due ZLand under this Agreement while funds are held as an Advance Deposit, ZLand may withdraw from the Advance Deposit such sums as are necessary to pay deficiencies created by Franchisee's default. Franchisee shall be obligated to replace any sums as may be withdrawn by ZLand within seven days of such withdrawal. Nothing contained in this section 4.08 shall in any way affect the amount or manner of payment of sums due ZLand under this Agreement during any period in which such Advance Deposit is held. ZLand's right to withdraw sums from the Advance Deposit do not and will not in any manner act to cure Franchisee's defaults under this Agreement.

43      EXCHANGE CONTROL. On a timely basis, Franchisee shall make all necessary applications and secure any and all exchange clearances, currency control authorizations (including approval, if necessary, of appropriate Canadian bank authorities (the "Bank")) and other governmental releases and do all other lawful things necessary from time to time to permit Franchisee to make the payments required under this Agreement when due, as prescribed herein; provided however payment due ZLand may be deposited in an escrow or similar account with a fiduciary in Canada pending the obtaining of required Bank approvals, and Franchisee shall not be liable for delays in such approvals beyond the control of Franchisee. ZLand shall have no obligation to commence or continue performance of this Agreement unless Franchisee has obtained all clearances, authorizations and releases necessary to permit Franchisee to pay ZLand as required herein. If any restrictions are imposed under applicable law, upon the exchange of currencies or transfer of funds by Franchisee to ZLand in accordance with this Agreement, ZLand shall have the right, upon the delivery of written notice to Franchisee, to require Franchisee to deposit all sums payable hereunder and subject to such restriction into an account or repository under ZLand's control located in Austria. If any such restriction continues for more than three months, ZLand shall have the right, upon the delivery of written notice to Franchisee, to terminate this Agreement, whether or not ZLand may have previously elected to require Franchisee to deposit sums into a controlled account or repository.

44.     ACKNOWLEDGMENT. Franchisee acknowledges that:


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
        a. The term of this Franchisee is set forth in paragraph 3(b) hereof and a successor franchise shall only be granted pursuant to strict compliance with conditions set forth in paragraph 4(a);

        b. Franchisee hereby represents that Franchisee has received a copy of this Agreement, has read and understands all obligations being undertaken and has had an opportunity to consult with Franchisee's attorney with respect thereto at least five business days prior to execution;

        c. ZLand has made no representation as to the future profitability of the Territory;

        d. Prior to the execution of this Agreement, Franchisee has had ample opportunity to contact existing franchisees of ZLand and to investigate all representations made by ZLand relating to the ZLand System;

        e. This Agreement establishes the Territory at the location specified on page 1 hereof only and that no "exclusive", "protected" or other territorial rights in the contiguous market area of such Territory is hereby granted or inferred;

        f. This Agreement supersedes any and all other agreements, representations, respecting the Territory and contains all the terms, conditions, and obligations of the parties with respect to the grant of this Territory;

        g. Neither ZLand nor anyone acting on its behalf has made any representations, inducement, promises, or agreements, orally or otherwise, respecting the subject matter of this Territory or Agreement, which is not embodied herein or set forth in the Uniform Franchise Offering Circular for Prospective Franchisees; and

        h. This Territory is offered to Franchisee personally and to no other, and may not be accepted by any other person, partnership or corporation, or transferred by assignment, will or operation of law.

        IN WITNESS WHEREOF, each of the undersigned has here unto affixed his or her signature on the day and year in this instrument first above written.

ZLAND, INC.

By:
    -------------------------------           -------------------------------
    John W. Veenstra, President and                                     Date
    Chief Executive Officer


Franchisee (                               )
            -------------------------------

By:
    -------------------------------           -------------------------------

Print Name:
            -------------------------------           -------------------------


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
                                  ATTACHMENT 1

                                    TERRITORY


Your Territory is defined by the Canadian Postal Codes listed below and is a _______________________ Market Type of Territory.

The Territory consists of _______ territorial areas, each requiring payment of $30,000. The total Initial Fee due is $ ________________.


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